AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN SIGA TECHNOLOGIES,
         INC. (FORMERLY SIGA PHARMACEUTICALS, INC.) AND THOMAS KONATICH
                               DATED APRIL 1, 1998

Effective January 19, 2000, the above Employment Agreement shall be amended as follows:

Section 1. Employment for Term. shall be deleted in its entirety and replaced with the following:

      The Corporation hereby employs Konatich and Konatich hereby accepts employment with the Corporation for the period beginning on the date of this Agreement and ending on April 1, 2002 (the "Initial Term"), or upon the earlier termination of the Term pursuant to Section 6. The termination of Konatich's employment under this Agreement shall end the Term but shall not terminate Konatich's or the Corporation's other agreements in this Agreement, except as otherwise provided herein.

Section 3. Compensation. (b) Stock Options. shall remain in its entirety and the following shall be added:

      In addition to the above options to purchase 95,000 shares of the Corporation's Common Stock, Konatich is hereby granted additional options as follows: Pursuant to the Corporation's stock option plan and subject to stockholder approval of the Corporation's Amended 1996 Incentive and Non-Qualified Stock Option Plan, Konatich is hereby granted options to purchase 100,000 shares at an exercise price of $2.00 per share, the closing bid price of the Common Stock of the Corporation on January 19, 2000, the date of this Amendment. The options shall expire on January 19, 2010. These 100,000 options will vest in eight equal installments on every three month anniversary of the date of this Amendment, January 19, 2000. All unvested options shall automatically vest upon the closing of a transaction in which at least 50.1% of all outstanding shares are acquired by a person or entity in a change of control transaction. In the event the closing bid price of the Company's common stock is at least $10.00 per share for twenty consecutive trading days prior to January 19, 2001, the first four installments, or the unvested portion of the balance thereof, shall immediately vest. Similarly, an additional 25,000 options shall immediately vest if the closing bid price for such twenty day period is $15.00 per share, and an additional 25,000 options if the closing bid price equals or exceeds $20.00 per share. The Company will provide a stock option agreement providing, among other things, that all vested and non-vested stock options will terminate immediately upon termination for Cause. In the event of termination for any other reason, all vested options must be exercised within ninety (90) days of termination and all non-vested options will terminate immediately.

AGREED AND ACCEPTED:

SIGA TECHNOLOGIES, INC.


By:  /s/ Joshua D. Schein
     -----------------------
     Joshua D. Schein
Its: Chief Executive Officer


By:  /s/ Thomas Konatich
     -----------------------
     Thomas Konatich